Exhibit (c)(3)


                  BALCOR REALTY INVESTORS 85 - SERIES III


                                           Range of Value
                                             (Per Unit)
                                           --------------
                                             Low     High
                                            -----    ----
        November 1995 Valuation:
             Alex Brown Real Estate Value    $220    $307
             Working Capital Value             82      82
                                             ----    ----
                  Total Value                $302    $389
                                             ====    ====

        March 1996 Valuation:
             November 1995 Alex Brown
               Real Estate Value             $220    $307
             Working Capital Value (1)         73      73
                                             ----    ----
                  Total Value                $293    $380
                                             ====    ====



(1) Working Capital Value reflects the sum of cash and other current assets of the partnership less current liabilities. The Working Capital Value has been adjusted to reflect changes in the net operations of the properties, the administrative expenses of the partnership and any distributions to the investors.